PURCHASE AGREEMENT dated as of September 22, 1995 by and among PENRIL DATACOMM NETWORKS, INC., a Delaware corporation (the "Company"), PEQUOT PARTNERS FUND, L.P., a Delaware limited partnership ("Partners"), PEQUOT ENDOWMENT FUND, L.P., a Delaware limited partnership ("Endowment"), and PEQUOT INTERNATIONAL FUND INC., a British Virgin Islands corporation ("International" and together with Partners and Endowment, the "Investors").

                                W I T N E S S E T H :

               WHEREAS, the Company wishes to issue to the Investors and the Investors wish to purchase from the Company an aggregate of 1,465,000 shares of common stock, $.01 par value (the "Common Stock"), of the Company;

                    NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained, the parties hereto agree as follows:

               1.   Issuance and Sale of Common Stock.

                    1.1. Issuance, Purchase and Sale of Shares.  Upon the
               terms and subject to the conditions hereof, the Company has authorized the issuance of 1,465,000 shares of Common Stock (the "Shares").

                    1.2. Agreement to Sell and Purchase the Common Stock.
               Upon the terms and subject to the conditions hereof, simultaneously with the execution and delivery of this Agreement, the Company is issuing and selling to each Investor, and each Investor is subscribing for and purchasing from the Company, the number of Shares set forth opposite such Investor's name on Schedule I hereto for an aggregate purchase price equal to the dollar amount opposite such Investor's name on Schedule I hereto (the "Purchase Price").

                    1.3. Deliveries.  Simultaneously with the execution and
               delivery of this Agreement, the following actions are being taken:

                         (a) The Company is issuing and delivering to each Investor one or more certificates representing the number of Shares set forth opposite such Investor's name on Schedule I hereto, each registered in the name of such Investor (the "Stock Certificates"). Delivery of each such Stock Certificate to each Investor is being made against payment to the Company by each Investor of the Purchase Price, which is being paid by delivery of a certified check or cashier's check payable to the order of the Company or by a wire transfer in such amount to an account previously designated by the Company.

                         (b)  A registration rights agreement (the
                    "Registration Rights Agreement") between the Company and the Investors, in the form of Exhibit A hereto, is being executed and delivered by each of the Company and the Investors.

                         (c)  The Company is delivering to the Investors
                    (i) long form and bring down certificates of good standing for the Company for the states of Delaware and Maryland; (ii) resolutions of the Board of Directors in form and substance satisfactory to the Investors authorizing the execution, delivery and performance of this Agreement, the Registration Rights Agreement and the transactions contemplated hereby and thereby, including, without limitation, the issuance of the Shares; (iii) the by-laws of the Company; and (iv) an incumbency certificate; in each case certified by the Secretary of the Company as of the Closing Date, which certification shall be satisfactory in form and substance to the Investors and shall state that the resolutions of the Board of Directors and the by-laws certified thereby are in full force and effect and have not been amended, modified, revoked or rescinded.

                         (d) The Company is causing to be delivered to the Investors an opinion from Benesch, Friedlander, Coplan & Aronoff, addressed to the Investors, dated as of the date hereof, as to the matters set forth in Exhibit B hereto.

                    1.4. The Closing.  The closing (the "Closing")
               hereunder with respect to the transactions contemplated hereby is taking place simultaneously with the execution and delivery of this Agreement at the offices of Fried, Frank, Harris, Shriver & Jacobson, One New York Plaza, New York, New York 10004.

               2. Representations and Warranties of the Company. The Company hereby represents and warrants to each Investor as follows:

                    2.1. Organization and Good Standing; Power and
               Authority; Qualifications. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to (i) own or lease and operate its properties and to carry on its business as presently conducted and as currently proposed to be conducted and (ii) execute and deliver and perform this Agreement and the Registration Rights Agreement and to issue and sell the Shares to the Investors. Each of the Company and its Subsidiaries (as hereinafter defined) is qualified as a foreign corporation in, and is in good standing under the laws of, each jurisdiction where the character of the property owned or leased or the nature of the activities conducted by the Company or such Subsidiary makes such qualification necessary and in which the failure to so qualify would have a material adverse effect on the business, financial position, results of operations, properties or prospects of the Company and its Subsidiaries taken as a whole (a "Company Material Adverse Effect").

                    2.2. Subsidiaries.  Schedule 2.2. contains a true and
               complete list of each corporation, partnership, joint venture, business trust or other entity in which the Company, directly or indirectly, has any ownership interest (collectively, the "Subsidiaries"). Each of the outstanding shares of capital stock of each of the Subsidiaries is duly authorized, validly issued, fully paid and nonassessable, and, except as set forth on Schedule 2.2, is owned, directly or indirectly, by the Company free and clear of any liens, pledges, security interests, claims or other encumbrances other than liens imposed by law which are not material to the business of the Company and its Subsidiaries taken as a whole. Each of the Company's Subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation.
               Schedule 2.2 sets forth the following information for each Subsidiary of the Company: (i) its name and jurisdiction of incorporation or organization; (ii) its authorized capital stock or equity capital; and (iii) the number of issued and outstanding shares of capital stock or equity capital. Except for the interests in the Subsidiaries, neither the Company nor any of its Subsidiaries owns directly or indirectly any interest or investment (whether equity or debt) in any corporation, partnership, joint venture, business trust or other entity.

                    2.3. Authorization; Enforceable Obligations.  The
               execution, delivery and performance by the Company of this Agreement and the Registration Rights Agreement and the issuance, sale, and delivery of the Shares have been duly authorized by all requisite corporate action by the Company. Each of this Agreement and the Registration Rights Agreement constitutes a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms. Upon payment by the Investors pursuant to this Agreement, the Shares will be validly issued and outstanding, fully paid and nonassessable with no personal liability attaching to the ownership thereof, and are not subject to preemptive or any other similar rights of the stockholders of the Company or others except as contemplated hereby.

                    2.4 No Violation. The execution, delivery and performance of this Agreement and the Registration Rights Agreement, the issuance, sale, delivery of the Shares, the consummation of the transactions contemplated hereby and thereby, and compliance with the provisions hereof and thereof by the Company will not (a) violate any provision of any law, statute, rule or regulation, or any ruling, writ, injunction, order, judgment or decree of any court, administrative agency or other governmental body applicable to the Company or any of its Subsidiaries, properties or assets or (b) conflict with or result in any breach of any of the terms, conditions or provisions of, or constitute (with due notice or lapse of time, or both) a default (or give rise to any right of termination, cancellation or acceleration) under the Certificate of Incorporation or the By-laws of the Company or any of its Subsidiaries or any note, indenture, mortgage, lease agreement or other material contract, agreement or instrument to which the Company or any of its Subsidiaries is a party or by which any of them or any of their properties is bound or affected. No permit, authorization, consent or approval of or by, or any notification of, or filing with, any person (governmental or private) is required in connection with the execution, delivery and performance by the Company of this Agreement or the Registration Rights Agreement or the issuance, sale or delivery of the Shares (other than such notifications or filings required under applicable state securities laws, if any, which shall be made on a timely basis).

                    2.5. Capitalization.  As of the date hereof, and
               immediately prior to the consummation of the transactions contemplated hereby and before giving effect to such transactions, the authorized capital stock of the Company consists of 100,000 shares of Serial Preferred Stock, $.01 par value, none of which is issued and outstanding, and 20,000,000 shares of Common Stock, of which 7,586,202 shares are issued and outstanding (exclusive of treasury stock).
               As of the date hereof, other than options to purchase an aggregate of 1,599,618 shares of Common Stock outstanding under the Company's 1986 Incentive Plan, adopted on October 8, 1986, and the Non-Employee Directors' Stock Option Plan, adopted on December 9, 1987, and except as contemplated by this Agreement, there are no outstanding warrants, options, agreements, convertible securities or other commitments pursuant to which the Company is or may become obligated to issue any shares of the capital stock or other securities of the Company, except for the proposed sale (the "Proposed Sale") of 50,000 shares of Common Stock to a third party investor on or prior to October 15, 1995 at a per share price of not less than $5.00. As of the date hereof, except as contemplated by this Agreement and the Registration Rights Agreement, there are, no preemptive or similar rights to purchase or otherwise acquire shares of the capital stock of the Company pursuant to any provision of law, the Certificate of Incorporation or By-laws (in each case, as amended and in effect on the date hereof), or any agreement to which the Company is a party; and, except as contemplated by this Agreement and the Registration Rights Agreement, the Company is not a party to any agreement, restriction or encumbrance (such as a right of first refusal, right of first offer, proxy, voting agreement, voting trust, registration rights agreement, stockholders' agreement, etc.) with respect to the sale or voting of any shares of capital stock of the Company (whether outstanding or issuable upon conversion or exercise of outstanding securities). The transactions contemplated by this Agreement and the Registration Rights Agreement will not cause any anti-dilution protection provisions given by the Company to any person or entity (including without limitation, any stockholder, lender, warrant holder, lessor and/or licensee) to become operative.

                    2.6. SEC Documents.  The Company has filed all
               registration statements, reports, proxy statements or information statements (collectively, the "SEC Reports") required to be filed by the Company with the Securities and Exchange Commission (the "SEC") since July 31, 1992. Except as set forth on Schedule 2.6, as of their respective dates, each SEC Report (including exhibits and any amendments thereto), filed by the Company with the SEC, (i) was prepared in all material respects in accordance with the applicable requirements of the Securities Act of 1933 (the "Securities Act") or the Securities Exchange Act of 1934 (the "Securities Exchange Act"), as the case may be, and the respective rules and regulations promulgated thereunder and
               (ii) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in the light of the circumstances under which they were made, not misleading. Each of the consolidated balance sheets of the Company included in or incorporated by reference into the SEC Reports (including the related notes and schedules) fairly presents the consolidated financial position of the Company and its Subsidiaries as of its date and each of the consolidated statements of income, retained earnings and cash flows of the Company included in or incorporated by reference into the SEC Reports (including any related notes and schedules) fairly presents the results of operations, retained earnings or cash flows, as the case may be, of the Company and its Subsidiaries for the periods set forth therein (subject, in the case of unaudited statements, to normal year-end audit adjustments), in each case in accordance with generally accepted accounting principles consistently applied during the periods involved, except as noted therein. As of the date hereof, the Company is eligible to file registration statements under the Securities Act on Form S-3 and the Company is not aware of any facts or circumstances which would cause it to fail to meet the eligibility requirements for use of Form S-3.

                    2.7 Projections. Each of (i) the detailed monthly financial forecast in the form of an income statement and a balance sheet for each of the Company, Electro-Metrics, Inc., Technipower, Inc. and Perfect Power Systems, Inc. for the fiscal year ending July 31, 1996 and (ii) the Forecast Income Statements for the Company and the Penril Datability Networks Division for the fiscal years ending on July 31, 1995 through 1998, (collectively, the "Projections") delivered to the Investors, discloses all material assumptions made with respect to general economic, financial and market conditions used in formulating such Projections. To the knowledge of the Company, no facts exist which would result in any material change in any of such Projections. The Projections are based upon reasonable estimates and assumptions, all of which are fair in light of current conditions, have been prepared on the basis of the assumptions stated therein, and reflect the reasonable estimate of the Company of the results of operations, assets, liabilities and other information projected therein.

                    2.8. Litigation; Undisclosed Liabilities.

                         (a) Except as disclosed in the SEC Reports, there are no actions, suits or proceedings pending against the Company or any of its Subsidiaries or any of their respective directors or executive officers in their capacity as such or, to the best knowledge of the Company, threatened against the Company or any of its Subsidiaries or any of their respective directors or executive officers, at law or in equity, or before or by any federal or state commission, board, bureau, agency or instrumentality, that, individually or in the aggregate, are or could reasonably be expected to be material to the Company and its Subsidiaries taken as a whole.

                         (b) Except as set forth in the Company's Annual Report on Form 10-K for the fiscal year ended July 31, 1994 or the Company's Quarterly Report on Form 10-Q for the quarter ended April 30, 1995, except for the matters disclosed in the Company's news release, dated September 19, 1995 and except for the treatment of Technipower, Inc. as a discontinued operation, the Company has no liability of any nature (matured or unmatured, fixed or contingent) which has or could reasonably be expected to have a Company Material Adverse Effect.

                    2.9. Absence of Certain Changes.  Since April 30, 1995
               the Company has conducted its business only in the ordinary course consistent with past practice and there has not been
               (a) except for the matters disclosed in the Company's news release, dated September 19, 1995 any event or events which, individually or in the aggregate, have or could reasonably be expected to have a Company Material Adverse Effect,
               (b) any declaration, setting aside or payment of any dividend or other distribution with respect to its capital stock or any redemption or repurchase of any shares of its capital stock, (c) any material change in its accounting principles, practices or methods, (d) any asset or property of the Company made subject to a lien of any kind, (e) any waiver of any valuable right of the Company, or the cancellation of any material debt or claim held by the Company, (f) any sale, assignment or transfer of any tangible or intangible assets of the Company, except in the ordinary course of business, (g) any loan by the Company to any officer, director, employee, consultant or shareholder of the Company, or any agreement or commitment therefor (other than advances to such persons in the ordinary course of business in connection with travel and travel related expenses), (h) except as set forth on Schedule 2.9, any increase in the salaries or other compensation payable to any officer, director or employee of the Company or any of its Subsidiaries (except for normal increases in the ordinary course of business consistent with past practice) or any increase in, or addition to, other benefits to which any officer, director or employee may be entitled (except as required by the terms of plans as in effect on the date of this Agreement or as required by law), (i) any incurrence of indebtedness for borrowed money (except in the ordinary course of business consistent with past practice), (j) except as set forth on Schedule 2.9, any amendment to, termination or threat of termination of any material right or agreement to which the Company is a party, (k) any material adverse change or threat of a material adverse change in the Company's or any of its Subsidiaries' relations with, or any loss or threat of loss of, any of the Company's important suppliers or customers or (l) any material damage, destruction or loss, whether or not covered by insurance, adversely affecting the properties, business or prospects of the Company and its Subsidiaries taken as a whole, or any deterioration in the operating condition of the assets of the Company and its Subsidiaries which would have a Company Material Adverse Effect.

                    2.10.     Taxes.

                         (a) Except as set forth on Schedule 2.10, the Company and each of its Subsidiaries (i) have timely filed all federal, state, local and foreign tax returns required to be filed by any of them prior to the date of this Agreement and all such returns are complete in all material respects, (ii) have paid or accrued all Taxes (as hereinafter defined) that may be due and payable with respect to such returns and (iii) have properly accrued in all material respects all Taxes for such periods subsequent to the periods covered by such returns. "Taxes," for purposes of this Agreement, means any taxes, assessments, duties, fees, levies, imposts, deductions, withholdings, including, without limitation, income, gross receipts, ad valorem, value added, excise, real or personal property, asset, sales, use, license, payroll, transaction, capital, net worth and franchise taxes, estimated taxes, withholding, employment, social security, workers compensation, utility, severance, production, unemployment compensation, occupation, premium, windfall profits, transfer and gains taxes, or other governmental charges of any nature whatsoever imposed by any government or taxing authority of any country or political subdivision of any country and any liabilities with respect thereto, including any penalties, additions to tax, fines or interest thereon, and includes any liability of the Company or any of its Subsidiaries arising under any tax sharing agreement to which the Company or any of its Subsidiaries is or has been a party.

                         (b) As of the close of the Company's taxable year ended July 31, 1994, the Company and its Subsidiaries had a consolidated net operating loss carryover for federal income tax purposes of not less than $1,500,000. There are no limitations pursuant to
                    Section 382 of the Code or any of the provisions of Treasury Regulation Section 1502-21 on the ability of the Company and its Subsidiaries to utilize the net operating loss carryovers described in the preceding sentence, and the ability of the Company and its Subsidiaries to utilize such net operating loss carryovers will not become subject to any such limitation by reason of this Agreement or any of the transactions contemplated hereby.

                    2.11.     Employee Benefit Plan; Labor and Employment
               Matters.

                         (a) To the best knowledge of the Company, with respect to each Company Benefit Plan (as hereinafter defined) (i) the Company and each Subsidiary have performed all obligations required to be performed by them under each Company Benefit Plan and Employee Agreement (as hereinafter defined) and neither the Company nor any Subsidiary is in default under or in violation of, any Company Benefit Plan; (ii) each Company Benefit Plan has been established and maintained in accordance with its terms and in compliance with all applicable laws, statutes, orders, rules and regulations, including but not limited to ERISA (as hereinafter defined) and the Internal Revenue Code of 1986, as amended, and any regulations promulgated or proposed thereunder (collectively, the "Code"); (iii) each Company Benefit Plan intended to qualify under Section 401 of the Code is, and since its inception has been, so qualified and a determination letter has been issued by the IRS to the effect that each such Company Benefit Plan is so qualified and that each trust forming a part of any such Company Benefit Plan is exempt from tax pursuant to Section 501(a) of the Code and no circumstances exist which would adversely affect this qualification or exemption and
                    (iv) no non-exempt "prohibited transaction," within the meaning of Section 4975 of the Code or Section 406 of ERISA, has occurred with respect to any Company Benefit Plan, Employee Agreement, or against any Company Benefit Plan or against the assets of any Company Benefit Plan.

                         (b) None of the Company, any Subsidiary, or any ERISA Affiliate (as hereinafter defined) presently sponsors, maintains, contributes to, nor is the Company, any Subsidiary or any ERISA Affiliate required to contribute to, nor has the Company, any Subsidiary nor any ERISA Affiliate ever sponsored, maintained, contributed to, or been required to contribute to, a Pension Plan (as hereinafter defined).

                         (c) Except as disclosed on Schedule 2.11(c), the execution of, and the performance of the transactions contemplated in, this Agreement will not (either alone or upon the occurrence of any additional or subsequent events) constitute an event under any Company Benefit Plan, Employee Agreement, trust or loan that will or may result in any payment (whether of severance pay or otherwise), acceleration, forgiveness of indebtedness, vesting, distribution, increase in benefits or obligation to fund benefits with respect to any Employee (as hereinafter defined). No payment or benefit which will or may be made by the Company, any Subsidiary, any Investor or any of their respective affiliates with respect to any Employee will be characterized as an "excess parachute payment," within the meaning of Section 280G(b)(1) of the Code.

                         (d) No work stoppage or labor strike against the Company or any Subsidiary by Employees is pending or threatened. Neither the Company nor any Subsidiary
                    (i) is involved in or threatened with any labor dispute, grievance, or litigation relating to labor matters involving any Employees, including, without limitation, violation of any federal, state or local labor, safety or employment laws (domestic or foreign), charges of unfair labor practices or discrimination complaints; (ii) has engaged in any unfair labor practices within the meaning of the National Labor Relations Act; or (iii) is presently, nor has been in the past a party to, or bound by, any collective bargaining agreement or union contract with respect to Employees and no such agreement or contract is currently being negotiated by the Seller or any of its affiliates. No Employees are currently represented by any labor union for purposes of collective bargaining and no activities the purpose of which is to achieve such representation of all or some of such Employees are threatened or ongoing.

                         (e) None of the Employees listed on Schedule 2.11(e) has threatened to resign or announced his resignation and, to the best knowledge of the Company, no third party may assert any valid claim against the Company, the Investors or any of the Designated Persons (as hereinafter defined) with respect to (i) the continued employment by, or association with, the Company, of any of the present officers or employees of or consultants to the Company (collectively, the "Designated Persons") or (ii) the use, in connection with any business presently conducted or proposed to be conducted by the Company or any of the Designated Persons of any information which the Company or any of the Designated Persons would be prohibited from using under any prior agreements or arrangements or any legal considerations applicable to unfair competition, trade secrets or proprietary information.

                         (f) For purposes of this Agreement, the following terms shall have the following meanings: "Benefit Plan" means each plan, program, policy, payroll practice, contract, agreement or other arrangement providing for compensation, severance, termination pay, performance awards, stock or stock-related awards, fringe benefits or other employee benefits of any kind, including, without limitation, each "employee benefit plan," within the meaning of Section 3(3) of ERISA. "Company Benefit Plan" means each Benefit Plan (other than an Employee Agreement) which is now or previously has been sponsored, maintained, contributed to, or required to be contributed to, by the Company, any Subsidiary or any ERISA Affiliate for the benefit of any Employee, and pursuant to which the Company, any Subsidiary or any ERISA Affiliate has or may have any liability, contingent or otherwise (all of which Company Benefit Plans are listed on Schedule 2.11(f)). "Employee" means each current, former, or retired employee, officer, consultant, independent contractor, agent or director of the Company or any Subsidiary. "Employee Agreement" means each management, employment, severance, consulting, non-compete, confidentiality, or similar agreement or contract between the Company or any Subsidiary and any Employee pursuant to which the Company or any Subsidiary has or may have any liability, contingent or otherwise (all of which Employee Agreements are listed on Schedule 2.11(f)). "ERISA" means the Employee Retirement Income Security Act of 1974, as amended. "ERISA Affiliate" means each business or entity which is a member of a "controlled group of corporations," under "common control" or an "affiliated service group" with the Company within the meaning of Section 414(b), (c) or (m) of the Code, or required to be aggregated with the Company under
                    Section 414(o) of the Code, or is under "common control" with the Company, within the meaning of
                    Section 4001(a)(14) of ERISA. "Pension Plan" means each Company Benefit Plan which is a pension plan subject to Title IV of ERISA.

                    2.12.     Intellectual Property Rights.

                         (a) The Company owns or has the right to use all Intellectual Property Rights (as hereinafter defined) necessary, required or desirable for the conduct of its business as presently conducted or as presently proposed to be conducted. The material licenses, patents, trademarks, patent applications and trade names of the Company and its Subsidiaries are identified on Schedule 2.12 (collectively, the "Requisite Rights").

                         (b) Except as disclosed on Schedule 2.12, to the knowledge of the Company no product, service or process manufactured, marketed, sold or used, or proposed to be manufactured, marketed, sold or used, by the Company violates, or will violate, any license or knowingly infringes upon, or will infringe upon, any Intellectual Property Rights or assumed name of another; and there is no pending or threatened claim or litigation against the Company (nor does there exist any basis therefor) contesting the validity of or the right to use any of the foregoing, nor has the Company received any notice that any of the Requisite Rights or the operation or proposed operation of the Company's business conflicts, or will conflict, with the asserted rights of others, nor does there exist any basis for any such conflict.

               As used herein, the term "Intellectual Property Rights" means all industrial and intellectual property rights, including, without limitation, Proprietary Technology (as hereinafter defined), patents, patent applications, patent rights, trademarks, trademark applications, trade names, service marks, service mark applications, copyrights, know-how, certificates of public convenience and necessity, franchises, licenses, trade secrets, proprietary processes and formulae. As used herein, "Proprietary Technology" means all source and object code, algorithms, architecture, structure, display screens, layouts, processes, inventions, trade secrets, know-how, development tools and other proprietary rights owned by the Company, pertaining to any product or service manufactured, marketed or sold, or proposed to be manufactured, marketed or sold (as the case may be), by the Company, or used, employed or exploited in the development, license, sale, marketing, distribution or maintenance thereof, and all documentation and media constituting, describing or relating to the above, including, without limitation, manuals, memoranda, know-how, notebooks, patents and patent applications, trademarks and trademark applications, copyrights and copyright applications, records and disclosures.

                    2.13. Title to Properties; Insurance. The Company and its Subsidiaries have good and valid title to, or, in the case of property leased by any of them as lessee, a valid leasehold interest in, their respective properties (whether real, personal or mixed) and assets, free of all liens and encumbrances other than those referred to in the financial statements of the Company (or the notes thereto) for the fiscal year ended July 31, 1994 or the quarter ended April 30, 1995, included in the SEC Reports, except in each case for such defects in title and such other liens and encumbrances which are disclosed in the SEC Reports or which do not in the aggregate materially detract from the value to the Company of the properties and assets of the Company and its Subsidiaries taken as a whole. The Company and its Subsidiaries maintain insurance in such amounts (to the extent available in the public market), including self-insurance, retainage and deductible arrangements, and of such a character as is reasonable for companies engaged in the same or similar business.

                    2.14.     No Defaults.  The Company is not in default
               (a) under its Certificate of Incorporation or By-laws,
               (b) under any indenture, mortgage, lease, purchase or sales order, or any other contract, agreement or instrument to which the Company is a party or by which the Company or any of its respective properties is bound or affected, which default or defaults would, in the aggregate, have a Company Material Adverse Effect or (c) with respect to any order, writ, injunction or decree of any court of any Federal, state, municipal or other domestic or foreign governmental department, commission, board, bureau, agency or instrumentality, which default or defaults would, in the aggregate, have a Company Material Adverse Effect. There exists no condition, event or act which constitutes, or which after notice, lapse of time or both, would constitute, a default under any of the foregoing, which default would have a Company Material Adverse Effect.

                    2.15.     Compliance with Law.

                         (a) Except as disclosed on Schedule 2.15, to the best knowledge of the Company, the Company (i) is and has been in compliance in all material respects with all Federal, state, local and foreign laws, rules, ordinances, codes, consents, authorizations, registrations, regulations, decrees, directives, judgments and orders applicable to it, its business and the ownership of its assets, including, but not limited to Environmental Laws (as hereinafter defined), and
                    (ii) has all Federal, state, local and foreign governmental licenses, permits and qualifications material to and necessary in the conduct of its business, such licenses, permits and qualifications are in full force and effect, and, to the best knowledge of the Company, no violations have been recorded in respect of any such licenses, permits and qualifications, no proceeding is pending or threatened to revoke or limit any such license, permit or qualification and there is no reason why any such license, permit or qualification would not be renewed in the ordinary course.

                         (b)  For purposes of this Agreement,
                    "Environmental Laws" means, without limitation, the Comprehensive Environmental Response, Compensation and
                    Liability Act, 42 U.S.C.    9601, et seq.; the
                    Emergency Planning and Community Right-to-Know Act of
                    1986, 42 U.S.C.    11001, et seq.; the Resource
                    Conservation and Recovery Act, 42 U.S.C.    6901, et
                    seq.; the Toxic Substances Control Act, 15 U.S.C.
                       2601, et seq.; the Federal Insecticide, Fungicide,
                    and Rodenticide Act, 7 U.S.C.    136, et seq.; the
                    Clean Air Act, 42 U.S.C.    7401, et seq.; the Clean
                    Water Act (Federal Water Pollution Control Act), 33
                    U.S.C.    1251, et seq.; the Safe Drinking Water Act,
                    42 U.S.C.    300f, et seq.; the Occupational Safety and
                    Health Act, 29 U.S.C.    641, et seq.; the Hazardous
                    Materials Transportation Act, 49 U.S.C.    1801, et
                    seq.; as any of the above statutes have been or may be amended from time to time, all rules and regulations promulgated pursuant to any of the above statutes, and any other foreign, federal, state or local law, statute, ordinance, rule or regulation governing environmental matters, as the same have been or may be amended from time to time, including any common law cause of action providing any right or remedy with respect to environmental matters, and all applicable judicial and administrative decisions, orders, and decrees relating to environmental matters.

                    2.16. Related Party Transactions. Except as disclosed in the SEC Reports or on Schedule 2.16, there are no contracts, arrangements or transactions in effect between the Company or any of its Subsidiaries, on the one hand, and any officer, director or 5% stockholder of the Company, or any affiliate or immediate family member of any of the foregoing persons, on the other hand.

                    2.17. Use of Proceeds. The net proceeds received by the Company from the sale of the Shares will be used by the Company to repay indebtedness in an aggregate amount of $1,500,000 and for general working capital purposes and expenses incurred in connection with this Agreement.
                    2.18.     Offering Exemption.  Assuming the
               representations and warranties in Section 3.3 are true and correct, the offering and sale of the Shares pursuant hereto is exempt from registration under the Securities Act and the aforesaid offering and sale is also exempt from registration under applicable state securities and "blue sky" laws.

               3. Representations and Warranties of the Investors. Each Investor represents and warrants as to itself to the Company as follows:

                    3.1. Organization; Power and Authority; Authorization;
               Enforceable Obligations. The Investor is a limited partnership, or in the case of International, a corporation, duly organized, validly existing under the laws of the jurisdiction of its formation having all partnership or corporate power and authority, as the case may be, and all necessary licenses and permits required to carry on its business as now conducted and to enter into and perform this Agreement. The execution, delivery and performance by the Investor of this Agreement and the Registration Rights Agreement has been duly authorized by all necessary action on the part of the Investor. Each of this Agreement and the Registration Rights Agreement constitutes a valid and binding agreement of such Investor enforceable against such Investor in accordance with its terms.

                    3.2. No Violation.  The execution, delivery and
               performance of this Agreement and the Registration Rights Agreement and the consummation of the transactions contemplated hereby and thereby, and compliance with the provisions hereof and thereof by the Investor will not violate (a) any provision of any law, statute, rule or regulation, or any ruling, writ, injunction, order, judgment or decree of any court, administrative agency or other governmental body applicable to the Investor or any of its properties or assets or (b) conflict with or result in any breach of any of the terms, conditions or provisions of, or constitute (with due notice or lapse of time, or both) a default (or give rise to any right of termination, cancellation or acceleration) under the Investor's partnership agreement or any note, indenture, mortgage, lease agreement or other contract, agreement or instrument to which the Investor is a party or by which any of them or any of their properties is bound or affected. No permit, authorization, consent or approval of or by, or any notification of, or filing with, any person (governmental or private) is required in connection with the execution, delivery and performance by the Investor of this Agreement or the Registration Rights Agreement.

               3.   Securities Act Representations.

                         (a) The Investor is acquiring its Shares for its own account, for investment and not with a view to the distribution thereof within the meaning of the Securities Act. The Investor is an "Accredited Investor" (as defined in Rule 501(a) under the Securities Act).

                         (b) Each Investor acknowledges and agrees that the Shares have not been registered under the Securities Act or the securities laws of any state and that they may be sold or otherwise disposed of only in one or more transactions registered under the Securities Act and, where applicable, such laws or transactions as to which an exemption from the registration requirements of the Securities Act and, where applicable, such laws are available. Each Investor acknowledges that, except as provided in the Registration Rights Agreement, such Investor has no right to require the Company to register the Shares. Each Investor understands and agrees that the Shares are subject to stop transfer orders and each Stock Certificate shall bear the following legends:

                    "THE SHARES REPRESENTED BY THIS CERTIFICATE
                    HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 OR THE SECURITIES LAWS OF ANY STATE AND MAY NOT BE SOLD OR OTHERWISE DISPOSED OF EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER SUCH ACT AND APPLICABLE STATE SECURITIES LAWS OR AN APPLICABLE EXEMPTION TO THE REGISTRATION REQUIREMENTS OF SUCH ACT OR SUCH LAWS."

               4.   Covenants and Agreements.

                    4.1. Board Membership.

                         (a) The Board of Directors of the Company shall take all necessary action to increase the size of the Board of Directors by one and to fill the vacancy created thereby by electing the person designated by the following Investor (the "Designating Investor"); Partners, so long as it holds Shares and thereafter International so long as it holds Shares and thereafter Endowment; within 10 days after such designation, to the Board of Directors as a Class II director and, so long as any Investors hold shares of Common Stock representing 10% of all shares of the Common Stock then outstanding (exclusive of any treasury stock), at each subsequent annual meeting for the election of directors of Class II, the Designating Investor will be entitled to propose (and the Board of Directors will elect to fill the vacancy or the Company will nominate and recommend, as the case may be) one person as a member of the Company's Board of Directors; provided, that the Designating Investor shall be entitled to designate (and the Company will nominate and recommend) as a member of the Board of Directors any person reasonably acceptable to the Board of Directors of the Company.
                    In the event of any vacancy arising by reason of the resignation, death, removal (including, but not limited to, a resignation pursuant to Section 4.1(c) hereof) or inability to serve of the Designating Investor's nominee, the Designating Investor shall be entitled, subject to the foregoing proviso, to designate a successor to fill such vacancy until the next annual meeting for the election of Class II directors. The Company agrees that if the Designating Investor's nominee is not elected, the Designating Investor will be entitled to have one observer selected by the Designating Investor present at all meetings of the Board of Directors and such observer shall have the same access to information concerning the business and operations of the Company and its Subsidiaries and at the same time as directors of the Company and shall be entitled to participate in discussions and consult with the Board of Directors, without voting.

                         (b) Without the prior consent of the Investors, the Company shall not change the size of the Board of Directors, the classification of any director or otherwise change or modify Article Seventh of the Company's Certificate of Incorporation or Sections 2 or 3 of the Company's By-laws.

                         (c) The Designating Investor shall use its best efforts to cause their designee to provide to the Company in connection with disclosures required in filings with the SEC such information as is required by Items 401 through 405 of Regulation S-K or any successor or new rule or regulation promulgated by the SEC with respect to the disclosure of information relating to directors. If, notwithstanding the Designating Investor's best efforts, the Designating Investor's designee fails to provide such information, subject to applicable law, the Designating Investor shall cause such designee to resign from the Board of Directors and the Designating Investor shall not be entitled to designate such designee as a member of the Board of Directors, but shall continue to be entitled to designate another person (subject to the provisions of Section 4.1(a)) as a member of the Board of Directors.

                         (d)  All rights and obligations pursuant to this
                    Section 4.1 terminate when the Investors collectively own in the aggregate less than ten percent of the issued and outstanding Common Stock (exclusive of any treasury stock) or any Investor fails to comply with the terms of this Agreement.

                    4.2. Right of First Offer.

                         (a) Except for (i) shares of Common Stock issued or sold to employees or directors of the Company pursuant to an existing Benefit Plan or any new Benefit Plan adopted by the Company in good faith, (ii) the Proposed Sale, (iii) a public offering of Common Stock by the Company or (iv) the issuance or transfer of shares of Common Stock to unaffiliated third parties in connection with licensing or similar arrangements consistent with past practice, in the event that the Company proposes to issue or sell any shares of Common Stock or securities convertible into or exercisable for shares of Common Stock and the purchase price for such shares of Common Stock, or the conversion price or exercise price for the shares of Common Stock into which such securities are convertible or for which such securities are exercisable, as the case may be, shall be less than the Market Value (as hereinafter defined) on the date notice is given pursuant to clause (i) below:

                           (i)     the Company shall give each of the
                         Investors written notice of its intent to issue or sell such shares of Common Stock or other securities, specifying the number thereof to be sold, the purchase price and the terms and conditions of such sale and offering;

                          (ii)     if, within 5 Business Days (as
                         hereinafter defined) after receipt of the notice given pursuant to clause (i) above one or more Investors shall not have accepted such offer in writing with respect to any shares of Common Stock or other securities specified in such notice, then the Company shall be free to issue or sell to any third party such shares of Common Stock or other securities with respect to which such offer has not been accepted at a price equal to or above the purchase price and on other terms and conditions no less favorable to the Company than those specified in such notice at any time within 45 days of the expiration of such 5-Business Day period; provided that if such shares of Common Stock shall be sold to an officer, director or an affiliate of the Company, either (x) the material facts as to such officer's, director's or affiliate's relationship and as to the sale of Common Stock are disclosed or are known to the Board of Directors, and the Board of Directors in good faith authorizes the sale by the affirmative votes of a majority of the disinterested directors, even though the disinterested directors be less than a quorum, or (y) the material facts as to such officer's, director's or affiliate's relationship and as to the sale of Common Stock are disclosed or are known to the shareholders entitled to vote thereon, and the sale is specifically approved in good faith by vote of the shareholders, or (z) the sale of Common Stock is fair to the Company as of the time it is authorized, approved or ratified, by the Board of Directors or the shareholders;

                         (iii)     if the Company shall not have
                         consummated such issuance or sale within the 45-day period referred to in clause (ii) above, then the Company may not thereafter sell such Shares or other securities without complying again with the provisions of this Section 4.2; and

                          (iv)     if one or more Investors shall have
                         accepted such offer in whole or in part within 5 Business Days after receipt of the notice given pursuant to clause (i) above, then such Investor or Investors shall purchase such shares of Common Stock and/or other securities as to which such offer has been accepted as promptly as is reasonably practicable.

                         (b) For purposes of this Section 4.2, "Market Value" means (1) if the Common Stock is quoted on the National Market System of the National Association of Securities Dealers, Inc. Automated Quotation System (the "National Market System") or is listed on one or more stock exchanges, the average of the closing sales prices of a share of Common Stock on the National Market System if quoted thereon or on the primary national or regional stock exchange on which such shares are listed or (2) if the Common Stock is not so quoted or listed but is traded in the over-the-counter market (other than the National Market System), the average of the closing bid and asked prices of a share of Common Stock, in the case of clauses (1) and (2), for the 20 trading days (or such lesser number of trading days as the Common Stock shall have been so listed, quoted or traded) next preceding the date of measurement or (3) if the Common Stock is not so quoted or listed and is not traded in the over-the-counter market, the fair market value of a share of Common Stock shall be determined reasonably and in good faith by the Board of Directors of the Company. "Business Day" means a day on which federal or state chartered banking institutions located in the State of Connecticut are authorized by law to close.

                         (c)  All rights and obligations pursuant to this
                    Section 4.2 terminate when the Investors collectively own in the aggregate less than ten percent of the issued and outstanding Common Stock (exclusive of any treasury stock) or any Investor fails to comply with the terms of this Agreement.

                    4.3. Use of Proceeds.  The Company shall apply the net
               proceeds from the sale of the Shares as provided in
               Section 2.17 hereof.

                    4.4. Standstill.  Subject to the continued compliance
               of the Company with the terms of this Agreement and the Registration Rights Agreement, so long as any obligations of the Company remain pursuant to this Agreement or the Registration Rights Agreement, until the later to occur of the expiration of (i) a period of 12 months from the date of this Agreement or (ii) the permanent waiver effected in compliance with Section 10.5 hereof, following the resignation or removal of the Investor's designee from the Board of Directors, of the Investors' rights under Section
               4.1 and 4.2 hereof, none of the Investors will, without the prior written consent of the Company's Board of Directors:

                         (a) make, or in any way participate, directly or indirectly, in any solicitation of proxies or consents (as such terms are used in the rules of the SEC), or seek to advise or influence any person or entity, with respect to the voting of any voting securities of the Company;

                         (b) initiate or propose any stockholder proposal with respect to the Company as described in Rule 14a-8 under the Securities Exchange Act;

                         (c) make any public announcement with respect to, or submit a proposal for, or offer of (with or without conditions) any extraordinary transaction involving the Company or any Subsidiary or division thereof or any of their securities or assets (it being acknowledged that informal discussions with the Board of Directors shall not be a breach of this provision);

                         (d)  otherwise act alone or in concert with
                    others, to seek to control or influence the management, Board of Directors or policies of the Company (provided, however, that nothing herein shall restrict the Investors from exercising their rights pursuant to
                    Section 4.1 hereof and the rights of their designee on the Board of Directors under applicable law and the Company's Certificate of Incorporation and By-laws); or

                         (e) form, join or in any way participate in a "group" as defined in the Securities Exchange Act, or advise, assist or encourage any other person in connection with any of the foregoing.

               Each Investor shall promptly advise the Company of any inquiry or proposal made to such Investor with respect to any of the foregoing.

               5. Transfer Taxes. The Company agrees that it will pay, and will hold the Investor harmless from any and all liability with respect to any stamp or similar taxes which may be determined to be payable in connection with the execution and delivery and performance of this Agreement or any modification, amendment or alteration of the terms or provisions of this Agreement, and that it will similarly pay and hold the Investors harmless from all issue taxes in respect of the issuance of the Shares to the Investors.

               6. Survival of Representations, Warranties and Agreements, Etc. All representations, warranties and statements contained in any agreement, certificate or other instrument delivered by the Company pursuant to this Agreement (including, but not limited to the Registration Rights Agreement) or in connection with the transactions contemplated by this Agreement shall constitute representations and warranties by the Company under this Agreement. All representations and warranties made or deemed to be made hereunder by the Company or the Investors shall survive the Closing until the later of (i) the filing of the Company's Annual Report on Form 10-K for the fiscal year ended July 31, 1995 or (ii) the expiration of a period of six months from the date hereof or, with respect to representations or warranties deemed to be made hereunder pursuant to the previous sentence, for such longer period, if any, for which the agreement, certificate or instrument wherein such representation, warranty or statement is made, is effective by its terms. All agreements and covenants contained herein and in the Registration Rights Agreement shall survive indefinitely until, by their respective terms, they are no longer operative.

               7.   Indemnification.

                    (a) The Company agrees to indemnify and save harmless each Investor and its officers, directors, partners, employees and agents and each person who controls the Investor within the meaning of the Securities Act or the Securities Exchange Act, from and against any and all costs, expenses (including attorney's fees), damages or other liabilities resulting from any breach by the Company of this Agreement or the Registration Rights Agreement or (subject to Section 2.6 of the Registration Rights Agreement) any legal, administrative or other proceedings arising out of the transactions contemplated hereby (other than such costs, expenses, damages or other liabilities resulting, directly or indirectly, (i) from the breach by such Investor of any of its agreements contained herein or (ii) from the gross negligence or willful misconduct of such Investor or any of its officers, directors, partners, employees or agents, or any person who controls such Investor within the meaning of the Securities Act or Securities Exchange Act.

                    (b) Each Investor severally, but not jointly, agrees to indemnify and save harmless the Company and its officers, directors, employees and agents and each person who controls the Company within the meaning of the Securities Act or the Securities Exchange Act, from and against any and all costs, expenses (including attorney's fees), damages or other liabilities resulting from any breach by such Investor of its representations, warranties and covenants contained in this Agreement or any legal, administrative or other proceedings arising out of the transactions contemplated hereby (other than such costs, expenses, damages or other liabilities resulting, directly or indirectly, (i) from the breach by the Company of any of its agreements contained herein or (ii) from the gross negligence or willful misconduct of the Company or any of its officers, directors, employees or agents or any person who controls the Company within the meaning of the Securities Act or the Securities Exchange Act).

                    (c) Promptly after receipt by an indemnified party of notice of the commencement of any action or proceeding involving a claim referred to in the preceding subsections of this Section 7, such indemnified party shall, if a claim in respect thereof is to be made against an indemnifying party, give written notice to the latter of the commencement of such action or proceeding; provided, however, that the failure of any indemnified party to give notice as provided herein shall not relieve the indemnifying party of its obligations under the preceding subsections of this
               Section 7, except to the extent that the indemnifying party is actually prejudiced by such failure to give notice, and shall not relieve the indemnifying party from any liability which it may have to the indemnified party otherwise than under this Section 7. In case any such action or proceeding is brought against an indemnified party, the indemnifying party shall be entitled to participate therein and, unless in the opinion of outside counsel to the indemnified party a conflict of interest between such indemnified and indemnifying parties may exist in respect of such claim, to assume the defense thereof, jointly with any other indemnifying party similarly notified to the extent that it may wish, with counsel reasonably satisfactory to such indemnified party; provided, however, that if the defendants in any such action or proceeding include both the indemnified party and the indemnifying party and if in the opinion of outside counsel to the indemnified party there may be legal defenses available to such indemnified party and/or other indemnified parties which are different from or in addition to those available to the indemnifying party, the indemnified party or parties shall have the right to select separate counsel to defend such action or proceeding on behalf of such indemnified party or parties; provided, however, that the indemnifying party shall be obligated to pay for only one counsel for all indemnified parties. After notice from the indemnifying party to such indemnified party of its election so to assume the defense thereof and approval by the indemnified party of such counsel, the indemnifying party shall not be liable to such indemnified party for any legal expenses subsequently incurred by the latter in connection with the defense thereof other than reasonable costs of investigation (unless the first proviso in the preceding sentence shall be applicable). No indemnifying party shall be liable for any settlement of any action or proceeding effected without its written consent. No indemnifying party shall, without the consent of the indemnified party, consent to entry of any judgment or enter into any settlement which does not include as an unconditional term thereof the giving by the claimant or plaintiff to such indemnified party of a release from all liability in respect to such claim or litigation.

                    (d) Contribution. If the indemnification provided for in this Section 7 shall for any reason be held by a court to be unavailable to an indemnified party under subsection (a) or (b) hereof in respect of any loss, claim, damage or liability, or any action in respect thereof, then, in lieu of the amount paid or payable under subsection (a) or (b) hereof, the indemnified party and the indemnifying party under subsection (a) or (b) hereof shall contribute to the aggregate losses, claims, damages and liabilities (including legal or other expenses reasonably incurred in connection with investigating the same), (i) in such proportion as is appropriate to reflect the relative fault of the indemnifying party on the one hand, and the indemnified party on the other, which resulted in such loss, claim, damage or liability, or action in respect thereof, with respect to the statements or omissions which resulted in such loss, claim, damage or liability, or action in respect thereof, as well as any other relevant equitable considerations, or (ii) if the allocation provided by clause
               (i) above is not permitted by applicable law or if the allocation provided in this clause (ii) provides a greater amount to the indemnified party than clause (i) above, in such proportion as shall be appropriate to reflect not only the relative fault but also the relative benefits received by the indemnifying party and the indemnified party from the offering of the securities covered by such registration statement as well as any other relevant equitable considerations. The parties hereto agree that it would not be just and equitable if contributions pursuant to this
               Section 7(c) were to be determined by pro rata allocation or by any other method of allocation which does not take into account the equitable considerations referred to in the preceding sentence of this Section 7(c). No Person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any Person who was not guilty of such fraudulent misrepresentation. The Investors' obligations to contribute as provided in this subsection (c) are several and not joint and shall be in proportion to the relative value of the respective number of shares of Common Stock then held by them. In addition, no Person shall be obligated to contribute hereunder any amounts in payment for any settlement of any action or claim effected without such Person's consent, which consent shall not be unreasonably withheld.

                    (e) Indemnification Payments. The indemnification and contribution required by this Section 7 shall be made by periodic payments of the amount thereof during the course of the investigation or defense, as and when bills are received or expense, loss, damage or liability is incurred; provided, however, that such periodic payments shall only be made upon delivery of an agreement to the indemnifying party by the indemnified party to repay the amounts advanced to the extent it is ultimately determined that the indemnified party is not entitled to indemnification pursuant to this
               Section 7 or otherwise. The parties hereto agree that for each of them such agreement shall be deemed to be contained herein.

               8.   Specific Performance; Remedies.

                    (a) The Investors, on the one hand, and the Company, on the other hand, acknowledge and agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction to prevent breaches of the provisions of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state thereof having jurisdiction, this being in addition to any other remedy to which they may be entitled at law or in equity.

                    (b) In case any one or more of the representations, warranties, covenants and/or agreements set forth in this Agreement shall have been breached by the a party hereto, each of the other parties may proceed to protect and enforce its rights either by suit in equity and/or by action at law, including, but not limited to, an action for damages as a result of any such breach and/or an action for specific performance of any such covenant or agreement contained in this Agreement.

               9. Expenses. Except as otherwise provided herein, the Company and the Investors shall each pay all costs and expenses incurred by each of them or on its behalf in connection with this Agreement and the transactions contemplated hereby, including, without limiting the generality of the foregoing, fees and expenses of its own financial consultants, accountants and counsel; provided, that the Company shall pay the Investors' costs and expenses in connection with this Agreement in an aggregate amount not exceeding $20,000.

               10.  Miscellaneous.

                    10.1. Successors and Assigns. This Agreement shall bind and inure to the benefit of and be binding upon the Company and the Investors and the respective successors, assigns, heirs and personal representatives of the Company and the Investors. This Agreement may not be assigned by the Company. Each Investor shall be entitled to assign its rights under this Agreement.

                    10.2. Transfer of Securities. Each Investor shall be entitled to transfer all or any part of the Shares purchased by it hereunder to any person in compliance with the provisions of the Securities Act and the rules and regulations promulgated thereunder.

                    10.3. Entire Agreement. This Agreement and the Registration Rights Agreement and the other writings referred to herein or delivered pursuant hereto which form a part hereof contain the entire agreement among the parties with respect to the subject matter hereof and supersede all prior and contemporaneous arrangements or understandings with respect thereto.

                    10.4. Notices. All notices, requests, consents and other communications hereunder to any party shall be deemed to be sufficient if contained in a written instrument delivered in person or sent by telecopy, nationally-recognized overnight courier or first class registered or certified mail, return receipt requested, postage prepaid, addressed to such party at the address set forth below or such other address as may hereafter be designated in writing by such party to the other parties:

                         (a)  If to any Investor, to it at:

                              345 Pequot Avenue
                              PO Box 760
                              Southport, Connecticut  06490-0577
                              Attention:  Arthur J. Samberg
                              Telecopier:  (203) 255-2558

                              With a copy to:

                              Fried, Frank, Harris, Shriver & Jacobson
                              One New York Plaza
                              New York, New York  10004
                              Attention:  Robert C. Schwenkel, Esq.
                              Telecopier:  (212) 859-8587

                         (b)  If to the Company, to it at:

                              Penril DataComm Networks, Inc.
                              1300 Quince Orchard Boulevard
                              Gaithersburg, Maryland  20810
                              Attention:  Chairman

                              With a copy to:

                              Benesch, Friedlander, Coplan & Aronoff
                              2300 BP America Building
                              200 Public Square
                              Cleveland, Ohio  44114
                              Attention:  Richard D. Margolis, Esq.
                              Telecopier:  (216) 363-4588

          All such notices, requests, consents and other communications shall be deemed to have been given when received.

                    10.5. Amendments. The terms and provisions of this Agreement may not be modified or amended, or any of the provisions hereof waived, temporarily or permanently, except pursuant to the written consent of the Company and Investors holding a majority of the Shares then held by the Investors.

                    10.6. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all such counterparts shall together shall constitute one and the same instrument.

                    10.7. Headings. Headings of the Articles and Sections of this Agreement are for convenience only, and shall be given no substantive or interpretive effect whatsoever.

                    10.8. Interpretation. In this Agreement, unless the context otherwise requires, words describing the singular number shall include the plural and vice versa, and words denoting any gender shall include all genders and words denoting natural persons shall include corporations and partnerships and vice versa.

                    10.9. Waivers. Except as provided in this Agreement, no action taken pursuant to this Agreement, including, without limitation, any investigation by or on behalf of any party, shall be deemed to constitute a waiver by the party taking such action of compliance with any representations, warranties, covenants or agreements contained in this Agreement. The waiver by any party hereto of a breach of any provision hereunder shall not operate or be construed as a waiver of any prior or subsequent breach of the same or any other provision hereunder.

                    10.10. Severability. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or otherwise affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

                    10.11.    Governing Law; Jurisdiction.

                         (a)  This Agreement shall be construed and
                    enforced in accordance with and governed by the laws of the State of Delaware, without giving effect to the conflicts of law principles thereof.

                         (b) Each of the parties hereto irrevocably and unconditionally consents to the jurisdiction of the courts of Delaware in respect of the interpretation and enforcement of the provisions of this Agreement, and hereby agrees that service of process in any such action, suit or proceeding against the other party with respect to this Agreement may be made upon it in any manner permitted by the laws of Delaware or the federal laws of the United States.

                    10.12. Public Announcements. The Company and the Investors shall, subject to their respective legal obligations (including requirements of stock exchanges and other similar regulatory bodies), consult with each other, and use reasonable efforts to agree upon the text of any press release, before issuing any such press release or otherwise making public statements with respect to the transactions contemplated hereby and in making any filings with any federal or state governmental or regulatory agency or with any national securities exchange with respect thereto.

               IN WITNESS WHEREOF, the parties hereto have duly executed this agreement as of the date first above written.

                                             PENRIL DATACOMM NETWORKS, INC.



                                             By:
                                             Title:



                                             PEQUOT PARTNERS FUND, L.P.


                                             By:  Pequot General Partners,
                                                its general partner

                                             By:
                                                 Managing Partner



                                             PEQUOT ENDOWMENT FUND, L.P.


                                             By:  Pequot Endowment
                                                  Partners, L.P.,
                                                Its general partner

                                             By:
                                                 Managing Partner



                                             PEQUOT INTERNATIONAL FUND INC.


                                             By:
                                             Name:
                                             Title:





                                      Schedule I

                                          to

                               Stock Purchase Agreement




                                       # Shares of           Aggregate
          Investor                     Common Stock        Purchase Price

          Pequot Partners Fund, L.P.      636,000            $3,180,000
          Pequot Endowment Fund, L.P.     260,000            $1,300,000
          Pequot International Fund Inc.  569,000            $2,845,000
                                        ---------             ---------
                       TOTAL            1,465,000            $7,325,000



          September 25, 1995 - 3:57pm - JRO
          CLE2 -  166861.1B - 03780\418